                                                                    Exhibit 99.1

NEWS                                                     FOR FURTHER INFORMATION

FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE




         FOREST OIL ANNOUNCES THIRD QUARTER AND NINE MONTH 2001 EARNINGS

DENVER, COLORADO - NOVEMBER 7, 2001 - Forest Oil Corporation (NYSE:FST) (Forest) reported today third quarter net earnings, adjusted for unusual and non-recurring items, of $15.7 million or $.33 per basic share for 2001 compared to net earnings of $36.6 million or $.76 per basic share in the corresponding 2000 period. Without adjustments for unusual or non-recurring items, Forest reported net earnings of $1.5 million or $.03 per basic share for the third quarter of 2001 compared to net earnings of $33.8 million or $.70 per share for the third quarter of 2000. The unusual and non-recurring items, which are stated net of the related income tax effects, consist of merger-related expenses of $2.3 million in 2001; non-cash foreign currency translation losses of $5.5 million in 2001 and $2.8 million in 2000; a non-cash unrealized loss on derivative instruments of $5.5 million in 2001; and an extraordinary loss on extinguishment of debt of $827,000 in 2001.

For the first nine months of 2001, Forest reported net earnings, adjusted for unusual and non-recurring items, of $145.8 million or $3.04 per basic share compared to net earnings of $82.7 million or $1.73 per basic share in the corresponding 2000 period. Without adjustments for unusual or non-recurring items, earnings were $133.4 million or $2.78 per basic share for the first nine months of 2001 compared to $75.1 million or $1.56 per share for the corresponding 2000 period. The unusual and non-recurring items, net of related income tax effects, consist of merger-related expenses of $5.1 million in 2001; non-cash foreign currency translation losses of $7.8 million in 2001 and $7.6 million in 2000; a non-cash unrealized gain on derivative instruments of $2.9 million in 2001; and an extraordinary loss on extinguishment of debt of $2.4 million in 2001.

Total average daily oil and natural gas production for the third quarter of 2001 was approximately 470 MMCFE (million cubic feet equivalent of natural gas). Average daily production for the first nine months of 2001 was approximately 476 MMCFE. The decrease in production volumes during the periods reflects the effects of property sales, reduction in rig activity and a shifting of investment dollars to Alaska.

Lease operating expense was negatively impacted by four unusual or non-recurring items totaling about $10 million in the third quarter.

o Due to significant additional oil production in Alaska, the Company incurred one-time expense of approximately $4 million to refurbish and upgrade field level pipelines to handle the increased volumes.

o Gathering and transportation costs were $2.5 million higher than those reported in the second quarter of 2001, due primarily to increased Alaskan oil production.

o Expenses related to non-operated properties were approximately $1.5 million higher than anticipated due to prior period charges related to properties acquired in the merger.

o One-time charges of $2.0 million were incurred for structural improvements to bring facilities on acquired properties in the Gulf of Mexico to acceptable specifications.

COMPARATIVE FINANCIAL AND PRODUCTION DATA

The following table sets forth certain of Forest's financial and production statistics for the three and nine months ended September 30, 2001 and 2000:

                                                      Three Months Ended                    Nine Months Ended
                                                         SEPTEMBER 30,                         SEPTEMBER 30,
                                                 -------------------------------     --------------------------------

                                                 2001       2000       CHANGE        2001       2000       CHANGE
                                                 ----       ----       ------        ----       -------    ------
Daily natural gas production (MMCF):
     United States                               264.5      283.2         (7)%         276.0     274.2          1%
     Canada                                       26.9       30.8        (13)%          29.2      32.6        (10)%
     Total                                       291.4      314.0         (7)%         305.2     306.8         (1)%

Daily liquids production (MBBLS):
     United States                                25.9       27.0         (4)%          24.8      27.3         (9)%
     Canada                                        3.7        4.2        (12)%           3.7       4.2        (12)%
     Total                                        29.6       31.2         (5)%          28.5      31.5        (10)%

Net daily production (MMCFE)                     469.1      501.3         (6)%         476.3     497.2         (4)%

Production revenue (millions) (1)             $  145.7      162.9        (11)%       $ 590.7     434.1         36%

Average gas sales price ($/MCF) (1)           $   3.06       3.18         (4)%       $  4.77      2.89         65%

Average gas sales price ($/MCF) (2)           $   3.52       3.18          11%       $  4.92      2.89         70%

Average liquids sales price ($/BBL) (1)       $  23.34      24.74         (6)%       $ 24.78     22.22         12%

Average liquids sales price ($/BBL) (2)       $  23.23      24.74         (6)%       $ 24.75     22.22         11%

Cash flow before working capital
   changes, exclusive of merger
   expense (millions)                         $   85.3      107.8        (21)%         406.4     271.1         50%

EBITDA (millions) (3)                         $   97.6      120.3        (19)%       $ 445.5     311.7         43%

Long-term debt (millions)                     $    656        646          2%        $   656       646          2%

Shareholders' equity (millions)               $    969        677         43%        $   969       677         43%

Weighted average shares
   outstanding (millions)                         47.2       46.1          2%           47.9      46.2          4%

--------------------------------

(1)   Includes realized effects of hedging.

(2)   Includes realized effects of all derivatives.

(3) Earnings before interest, taxes, depreciation and depletion, merger and seismic licensing expense, translation of subordinated debt, extraordinary loss on extinguishment of debt and unrealized gain (loss) on derivative instruments.

                                  2001 RESULTS

The decrease in earnings for the third quarter of 2001 compared to the third quarter of 2000 was due primarily to lower production volumes and higher operating expenses. The increase in earnings for the first nine months of 2001 compared to the corresponding 2000 period was due primarily to higher product prices.

Lease operating expense in the third quarter and nine months ended September 30, 2001 was $1.22 and $1.05 per MCFE, respectively, compared to $.77 and $.74 per MCFE in the corresponding periods in 2000. The increases in the per-unit rates for the 2001 periods were due primarily to increased service and transportation costs, higher ad valorem tax expense and increased workover activity. In addition, in the third quarter several large projects were undertaken and adjustments recorded which increased third quarter charges.

General and administrative expense was $.18 and $.16 per MCFE in the third quarter and first nine months of 2001, respectively, compared to per-unit rates of $.17 and $.19 in the corresponding periods in 2000. The increase in the rate for the third quarter of 2001 was due primarily to lower production volumes. The decrease in the rate for the first nine months of 2001 was due primarily to higher credits for exploration and development activities due to increased capital spending, higher credits for production operations and operating synergies associated with the merger with Forcenergy Inc ("Forcenergy").

Merger and seismic licensing expense was $3.8 million and $8.3 million in the third quarter and first nine months of 2001, respectively. These costs include severance paid to terminated employees, office closure costs, employee relocation costs and other consulting costs related to the Forcenergy merger.

Depreciation and depletion expense was $1.37 and $1.32 per MCFE for the third quarter and first nine months of 2001, respectively, compared to per-unit rates of $1.13 and $1.11 per MCFE in the corresponding periods in 2000. The increase in the per-unit rates was due primarily to capital spending, and higher future development costs.

Interest expense was $12.3 million and $37.8 million in the third quarter and first nine months of 2001, respectively, compared to $14.4 million and $42.7 million in the corresponding periods in 2000. The decrease was due to lower overall debt balances as well as lower rates on variable rate debt.

There was a realized gain on derivative instruments of $11.8 million in the third quarter and first nine months of 2001. There was an unrealized loss on derivative instruments of $8.9 million in the third quarter of 2001 and an unrealized gain of $4.7 million in the first nine months of 2001. These amounts were recorded as other income and expense under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which Forest adopted on January 1, 2001.

Current income tax expense was $485,000 and $2.7 million in the third quarter and first nine months of 2001, respectively, compared to $325,000 and $631,000 in the corresponding 2000 periods. The increase for the first nine months of 2001 is attributable primarily to increased pre-tax profitability. Deferred income tax expense was $4.0 million and $83.6 million in the third quarter and first nine months of 2001, respectively, compared to $15.9 million and $32.0 million in the corresponding 2000 periods. The decrease for the third quarter of 2001 is attributable primarily to decreased pre-tax profitability. The increase for the first nine months of 2001 is attributable primarily to increased pre-tax profiatbility and to the recognition in the fourth quarter of 2000 of the future income tax benefit of previously unrecognized deferred tax assets.

There was an extraordinary loss on extinguishment of debt in the third quarter and first nine months of 2001 of $827,000 and $2.4 million (net of tax), respectively, which resulted from the redemption of $26.6 million and $65.3 million, respectively, principal amount of the 8 3/4% Senior Subordinated Notes due 2007 at approximately 102% and 103%, respectively, of par value.

CAPITAL STRUCTURE. In the third quarter and first nine months of 2001, Forest purchased 1,651,138 and 2,074,300 shares of common stock for approximately $43.2 million and $55.7 million, respectively.

                       FORECAST FOR FOURTH QUARTER OF 2001

Forest also announced today certain changes to its 2001 financial forecast. A discussion of the fourth quarter forecast and underlying assumptions follows.

SPECIFIC ASSUMPTIONS AND RISKS RELATED TO PRICE AND PRODUCTION ESTIMATES

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic growth, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition to volatility in general, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products.

The production, transportation and marketing of oil and gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. These estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

Given these general limitations and those discussed below, the assumptions underlying Forest's forecast for the fourth quarter of 2001 are set forth below.

DAILY PRODUCTION. Taking into account our announced sale of properties to Unocal, as well as all other property sales for the year, we currently assume that our daily production will be between 455 and 465 MMCFE per day for the fourth quarter of 2001.

OIL PRODUCTION. We currently assume that our oil production will be between 26,000 and 28,000 barrels per day.

OIL PRICES. We have assumed that our realized oil price will average between $17.50 and $18.50 per barrel based upon NYMEX prices averaging between $20.00 and $22.00.

GAS PRODUCTION. We currently assume our natural gas production will be between 260 and 290 MMCF per day.

GAS PRICES. We have assumed that our realized natural gas price will average between $2.10 and $2.35 per MCF based upon NYMEX prices averaging between $2.40 and $2.60 per MMBTU.

NGL PRODUCTION. We currently assume that our NGL production will be between 2,000 and 3,000 barrels per day.

NGL PRICES. We have assumed that our realized NGL prices will average between 60 and 70 percent of the assumed NYMEX oil prices.

PRICE SENSITIVITY. We estimate that oil and gas revenue will change by approximately $1.5 million to $2.5 million for each $.10 per MMBTU change in NYMEX natural gas prices and by approximately $2 million to $4 million for each $1 per barrel change in NYMEX oil prices.

HEDGING. Forest has swaps and collars in place covering the aggregate average daily volumes and weighted average prices shown below. We have assumed that we will realize $17 million to $21 million during the quarter from hedging activity based on the NYMEX assumptions above.

                                                                    Fourth Quarter of           Full Year
                                                                          2001                     2002
                                                                  ---------------------        -----------
     NATURAL GAS SWAPS:
     Contract volumes (BBTU/d)                                              44.7                    62.8
     Weighted average price (per MMBTU)                               $     3.14                    3.15

     NATURAL GAS COLLARS:
     Contract volumes (BBTU/d)                                              73.6                     2.5
     Weighted average ceiling price (per MMBTU)                       $     6.45                    8.05
     Weighted average floor price (per MMBTU)                         $     4.36                    4.00

     OIL SWAPS:
     Contract volumes (BBLS/d)                                             2,000                   3,996
     Weighted average price (per BBL)                                 $    26.71                   24.85

     OIL COLLARS:
     Contract volumes (BBLS/d)                                            10,500                       -
     Weighted average ceiling price (per BBL)                         $    29.91                       -
     Weighted average floor price (per BBL)                           $    25.56                       -

In connection with its issuance of $200 million 8% Senior Notes due 2008, Forest entered into an interest rate swap under which it will pay a variable rate based on six month LIBOR plus 195 basis points in exchange for a fixed rate of 8% on $100 million over the term of the senior note issue.

PRODUCTION EXPENSE. Our production and operating expenses (which include production taxes) vary in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We currently assume that our production expense on a per unit basis will average between $1.00 and $1.10 per MCFE.

DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A). We currently assume that the DD&A rate will be between $1.30 and $1.40 per MCFE.

CAPITAL EXPENDITURES. We have assumed capital expenditures will be approximately $120 million. Some of the factors impacting the level of capital expenditures include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

PROPERTY SALES. We currently assume property sales of approximately $120 million, representing the proposed Unocal transaction.

GENERAL AND ADMINISTRATIVE EXPENSE (G&A). We currently assume our G&A expense on a per unit basis will be between $.16 and $.18 per MCFE.

INTEREST EXPENSE. We currently assume our interest expense will be between $10 million and $12 million, depending on the timing of cash flows and capital expenditures.

INCOME TAXES. We currently assume our effective income tax rate will be 38 percent (inclusive of applicable federal and state taxes) and our current tax will be 1 to 3 percent of the total tax expense.

SHARES OUTSTANDING. At October 31, 2001 we had approximately 47 million common shares outstanding. We currently assume that diluted shares will be between 49 million and 50 million shares.

FINANCIAL FORECAST. In order to provide a financial forecast for the fourth quarter of 2001, we have assumed the mid-point of the range for each assumption. The selection of a mid-point is not meant to portray any further accuracy than any other number within the range, but is an arbitrary number within the range. Based upon this methodology, the following is a summary of certain financial data for 2000 and forecasted 2001.

                                                                         Quarter ending December 31,

                                                                             2000             2001E
                                                                        ------------      -----------
     Cash flow per share, as adjusted*                                     $  2.33        $      1.40

     Earnings per basic share, as adjusted*                                $  1.16        $       .10

     EBITDA, as adjusted (millions)*                                       $   142        $        75

     Long-term debt at end of period (millions)                            $   622        $   600-625

     Debt to total capitalization at end of period                              42%            38-40%

*As adjusted to exclude unusual or non-recurring items.

                               TELECONFERENCE CALL

The Company's management will hold a teleconference on Thursday, November 8, 2001 at 11:00 a.m. Eastern Standard Time. If you would like to participate, please call toll-free 888/781-5307 (for U.S./Canada) and 706/634-0611 (for International).

A replay will be available from Thursday, November 8th through Friday, November 16th. You may access the replay by dialing toll free 800/642-1687 (for U.S./Canada) and 706/645-9291 (for International), reservation No. 1997854. Please note that the reservation number is not needed to access the teleconference.

                           FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's examination of historical operating trends and its current belief as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

                                    * * * * *


Forest Oil Corporation is engaged in the exploration, acquisition, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Alaska and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

November 7, 2001

                                       ###

                             FOREST OIL CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                                                         September 30,            December 31,
                                                                              2001                    2000
                                                                         -------------            ------------
                                                                                     (In Thousands)
ASSETS
Current assets:
     Cash and cash equivalents                                             $      4,500                  14,003
     Accounts receivable                                                        169,221                 203,245
     Derivative instruments                                                      34,237                       -
     Other current assets                                                        34,523                  21,580
                                                                               ----------              ----------

           Total current assets                                                 242,481                 238,828

Net property and equipment, at cost                                           1,572,249               1,359,756

Deferred income taxes                                                            46,922                 119,300

Goodwill and other intangible assets, net                                        17,089                  19,412

Other assets                                                                     20,408                  15,082
                                                                               ----------              ----------

                                                                           $  1,899,149               1,752,378
                                                                               ==========              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                      $    203,066                 192,200
     Accrued interest                                                             6,842                  11,436
     Current portion of deferred tax liability                                   10,534                       -
     Other current liabilities                                                   20,003                  36,301
                                                                               ----------              ----------

           Total current liabilities                                            240,445                 239,937

Long-term debt                                                                  655,748                 622,234
Other liabilities                                                                15,528                  16,376
Deferred income taxes                                                            18,106                  14,865

Shareholders' equity:
     Common stock                                                                 4,882                   4,840
     Capital surplus                                                          1,152,982               1,139,136
     Accumulated deficit                                                       (136,153)               (269,567)
     Accumulated other comprehensive gain (loss)                                  3,779                 (12,177)
     Treasury stock, at cost                                                    (56,168)                 (3,266)
                                                                               ----------              ----------


           Total shareholders' equity                                           969,322                 858,966
                                                                               ----------              ----------

                                                                           $   1,899,149               1,752,378
                                                                               ==========              ==========


                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


                                                               Three Months Ended                  Nine Months Ended
                                                               ------------------                  -----------------
                                                                  September 30,                      September 30,

                                                               2001             2000               2001            2000
                                                              ------           ------             ------          ------
                                                                   (In Thousands Except Per Share Amounts)
Revenue:
    Marketing and processing                               $   55,371          67,546             253,941         170,691
    Oil and gas sales:
      Gas                                                      82,167          91,869             397,775         242,744
      Oil, condensate and natural gas liquids                  63,575          71,070             192,944         191,342
                                                              --------        --------           --------         --------

           Total oil and gas sales                            145,742         162,939             590,719         434,086
                                                              --------        --------           --------         --------

              Total revenue                                   201,113         230,485             844,660         604,777

Operating expenses:
    Marketing and processing                                   54,494          67,162             251,441         168,282
    Oil and gas production                                     52,434          35,317             136,605         101,067
    General and administrative                                  7,750           7,652              21,032          25,717
    Merger and seismic licensing expense                        3,763               -               8,261               -
    Depreciation and depletion                                 60,381          53,029             174,321         153,738
                                                              --------        --------           --------         --------

              Total operating expenses                        178,822         163,160             591,660         448,804
                                                              --------        --------           --------         --------

Earnings from operations                                       22,291          67,325             253,000         155,973

Other income and expense:
    Other (income) expense, net                                   685              46               1,868          (2,000)
    Interest expense                                           12,270          14,411              37,763          42,659
    Translation loss on subordinated debt                       5,465           2,824               7,766           7,638
    Realized gain on derivative instruments, net              (11,826)              -             (11,826)              -
    Unrealized (gain) loss on derivative
      instruments, net                                          8,881               -              (4,705)              -
                                                              --------        --------           --------         --------

              Total other income and expense                   15,475          17,281              30,866          48,297
                                                              --------        --------           --------         --------

Earnings before income taxes and
   extraordinary item                                           6,816          50,044             222,134         107,676

Income tax expense:
    Current                                                       485             325               2,721             631
    Deferred                                                    3,964          15,925              83,582          31,977
                                                              --------        --------           --------         --------

                                                                4,449          16,250              86,303          32,608
                                                              --------        --------           --------         --------

Net earnings before extraordinary item                          2,367          33,794             135,831          75,068

Extraordinary loss on extinguishment of debt                     (827)              -              (2,417)              -
                                                              --------        --------           --------         --------

Net earnings                                               $    1,540          33,794             133,414          75,068
                                                              ========        ========           ========         ========

Earnings attributable to common stock                      $    1,540          32,334             133,414          72,037
                                                              ========        ========           ========         ========


                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


                                   (continued)


                                                              Three Months Ended                   Nine Months Ended
                                                              ------------------                   -----------------

                                                                  September 30,                      September 30,

                                                               2001             2000               2001            2000
                                                              ------           ------             ------          ------

                                                                   (In Thousands Except Per Share Amounts)

Weighted average number of common shares outstanding
         Basic                                                 47,182          46,136              47,989          46,150
                                                               ======          ======              ======          ======

         Diluted                                               48,476          48,008              49,722          47,335
                                                               ======          ======              ======          ======

Basic earnings per common share:
     Earnings attributable to common stock
       before extraordinary item                           $      .05             .70                2.83            1.56

     Extraordinary loss on extinguishment of debt               (.02)               -               (.05)               -
                                                               ------          ------              ------          ------

     Earnings attributable to common stock                 $     .03              .70               2.78             1.56
                                                               ======          ======              ======          ======
Diluted earnings per common share:
     Earnings attributable to common stock
       before extraordinary item                           $      .05             .67                2.73            1.52

     Extraordinary loss on extinguishment of debt               (.02)               -               (.05)               -
                                                               ------          ------              ------          ------

     Earnings attributable to common stock                 $     .03              .67               2.68             1.52
                                                               ======          ======              ======          ======


                             FOREST OIL CORPORATION
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                   Nine Months Ended September 30,
                                                                                   -------------------------------
                                                                                         2001                2000
                                                                                        ------              ------
                                                                                                (In Thousands)

Cash flows from operating activities:
    Net earnings before extraordinary item                                            $   135,831               75,068
    Adjustments to reconcile earnings to net cash provided by
       operating activities:
          Depreciation and depletion                                                      174,321              153,738
          Amortization of deferred debt costs                                               1,309                1,114
          Translation loss on subordinated debt                                             7,766                7,638
          Unrealized gain on derivative instruments, net                                   (4,705)                  -
          Deferred income tax expense                                                      83,582               31,977
          Stock and stock option compensation                                                   -                2,570
          Other, net                                                                          (54)                (992)
          Decrease (increase) in accounts receivable                                       31,876              (30,351)
          Increase in other current assets                                                (11,102)             (30,764)
          Increase (decrease) in accounts payable                                          46,080              (10,826)
          Decrease in accrued interest and other current liabilities                      (55,617)             (16,076)
                                                                                        -----------           -----------

          Net cash provided by operating activities before reorganization
              item                                                                        409,287              183,096

       Decrease in accrued reorganization costs                                                 -              (11,199)
                                                                                        -----------           -----------

       Net cash provided by operating activities after
          reorganization item                                                             409,287              171,897
Cash flows from investing activities:
    Capital expenditures for property and equipment                                      (431,392)            (277,695)
    Proceeds from sales of assets                                                          31,846                8,577
    Increase in other assets, net                                                          (2,497)              (3,514)
                                                                                        -----------           -----------

       Net cash used by investing activities                                             (402,043)            (272,632)

Cash flows from financing activities:
    Proceeds from bank borrowings                                                         687,986              246,907
    Repayments of bank borrowings                                                        (788,238)            (272,283)
    Issuance of 8% senior notes, net of issuance costs                                    199,500                    -
    Proceeds from issuance of preferred stock                                                   -               38,800
    Redemption of 8 3/4% senior subordinated notes                                        (67,003)              (4,630)
    Proceeds from the exercise of options and warrants                                      8,261                6,291
    Purchase of treasury stock                                                            (55,720)              (2,818)
    Decrease in other liabilities, net                                                     (1,202)              (2,153)
                                                                                        -----------           -----------

       Net cash provided (used) by financing activities                                   (16,416)              10,114

Effect of exchange rate changes on cash                                                      (331)                  24
                                                                                        -----------           -----------
Net decrease in cash and cash equivalents                                                  (9,503)             (90,597)

Cash and cash equivalents at beginning of period                                           14,003               99,661
                                                                                        -----------           -----------

Cash and cash equivalents at end of period                                            $     4,500                9,064
                                                                                        ===========-          ===========